Exhibit 99A

SCHEDULE I

Name, business address, present principal occupation or employment and place of citizenship of the directors and executive officers of SCIA and Cimcap

In accordance with the provisions of General Instruction C to Schedule 13D, the name of each director, executive officer, if applicable, or other person controlling Schweizerische Cement-Industrie-Aktiengesellschaft (“SCIA”) and Cimcap AG (“Cimcap”), together with their citizenship and present principal occupation or employment (and the name, principal business and address of any corporation or other organization in which such employment is conducted) is set forth below.

Unless otherwise indicated, the business address of each director and executive officer is Zürcherstrasse 156, 8645 Rapperswil-Jona, Switzerland.

SCHWEIZERISCHE CEMENT-INDUSTRIE-AKTIENGESELLSCHAFT

DIRECTORS

Name	Present Principal Occupation or Employment and Name and Principal Address of Corporation in which Employment is Conducted	Citizenship
Thomas Schmidheiny	Chairperson of the Board of Schweizerische Cement-Industrie-Aktiengesellschaft	Swiss
Dieter Spälti	Director of of Schweizerische Cement-Industrie-Aktiengesellschaft	Swiss
Marc Schmidheiny	Managing Partner, DCM, Schönhauser Allee 8, 10119 Berlin, Germany	Swiss
Zeno Staub	Self employed consultant	Swiss
Meret Schmidheiny	CEO, Lammco Ltd	Swiss
Reto Suter	CFO, Siegfried, Untere Brühlstrasse 4, 4800 Zofingen, Switzerland	Swiss

EXECUTIVE OFFICERS

Name	Present Principal Occupation or Employment	Citizenship
Ilias Läber	CEO, Spectrum Value Management Ltd.	Swiss
Sascha Burger	CFO, Spectrum Value Management Ltd.	Swiss

CIMCAP AG

DIRECTORS

Name	Present Principal Occupation or Employment and Name and Principal Address of Corporation in which Employment is Conducted	Citizenship
Thomas Schmidheiny	Chairperson of the Board of Schweizerische Cement-Industrie-Aktiengesellschaft	Swiss
Ilias Läber	CEO, Spectrum Value Management Ltd.	Swiss